    As filed with the Securities and Exchange Commission on March 17, 2000
                                             Registration No. 333-91655

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                AMENDMENT No. 2
                                      TO
                                   FORM S-3
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                                 SONIC SOLUTIONS
                 ---------------------------------------------
                    (Exact Name of Registrant as Specified in
                                  Its Charter)

                 California                                   93-0925818
------------------------------------------------       -------------------------
(State or Other Jurisdiction of Incorporation or           (I.R.S. Employer
                Organization)                             Identification No.)

                           101 Rowland Way, Suite 110
                                Novato, CA 94945
                                 (415) 893-8000
               (Address, including zip code, and telephone number,
                 including area code, of Registrant's Principal
                               Executive Offices)

                                 Robert J. Doris
                                 Sonic Solutions
                           101 Rowland Way, Suite 110
                                Novato, CA 94945
                                 (415) 893-8000
              (Name and Address, including zip code, and telephone
                  number, including area code, of Registrant's
                               Agent For Service)

           With copies of all orders, notices and communications to:

                             August J. Moretti, Esq.
                         HELLER EHRMAN WHITE & MCAULIFFE
2500 Sand Hill Road, Suite 100, Menlo Park, California 94025-7063 (650) 234-4229

                        --------------------------------

       Approximate date of commencement of proposed sale to the public:
  As soon as practicable after the Registration Statement becomes effective.
                        --------------------------------

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans,
                        please check the following box. [_]

                        --------------------------------

 If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

                        --------------------------------

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [_]

                         CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------------------------------
                                            Amount to be   Proposed Maximum Offering      Proposed Maximum           Amount of
 Title of Securities to be Registered        Registered        Price per Share(2)     Aggregate Offering Price   Registration Fee
-----------------------------------------------------------------------------------------------------------------------------------
    Common Stock, no par value(1)              539,712                 $ 2.96875                  $ 1,602,270          $ 445.43
-----------------------------------------------------------------------------------------------------------------------------------

                                                                     TOTAL:                       $ 1,602,270          $ 445.43
-----------------------------------------------------------------------------------------------------------------------------------

----------------------

(1) In accordance with Rule 416 under the Securities Act of 1933, Common Stock offered hereby shall also be deemed to cover additional securities to be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices of the Common Stock on the Nasdaq National Market on November 19, 1999, as reported in The Wall Street Journal.
     -----------------------

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

P R O S P E C T U S
                                 539,712 SHARES
                                 SONIC SOLUTIONS
                                  COMMON STOCK

     This prospectus may be used only in connection with the resale, from time to time, of up to 539,712 shares of common stock, no par value, of Sonic Solutions by Hambrecht & Quist Guaranty Finance LLC ("Hambrecht & Quist"). The shares covered by this prospectus are to be sold by Hambrecht & Quist and include the following:

     (1) 169,712 shares upon conversion of our shares of Series C Preferred Stock which Hambrecht & Quist acquired pursuant to a private securities subscription agreement dated March 31, 1998,

     (2) 250,000 shares upon conversion of our shares of Series C Preferred Stock which Hambrecht & Quist acquired pursuant to a second private securities subscription agreement dated October 15, 1999 and

     (3) 120,000 shares upon exercise of warrants held by Hambrecht & Quist that Hambrecht & Quist acquired pursuant to a warrant purchase agreement dated October 15, 1999.

     We will not receive any proceeds from the sale of shares by Hambrecht & Quist.

     Our common stock is traded on the Nasdaq National Market under the symbol "SNIC".



        SECURITIES OFFERED THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK.
                         (See "RISK FACTORS" ON PAGE 4)

        THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this prospectus is March 17, 2000

                               TABLE OF CONTENTS
                               -----------------

        Section                                              Page
        -------                                              ----
I.      The Company                                            3
II.     Risk Factors                                           4
III.    Where You Can Find More Information                    8
IV.     Documents Incorporated By Reference                    8
V.      Prospectus Supplements                                 9
VI.     Forward Looking Statements                             9
VII.    Use of Proceeds                                        9
VIII.   Selling Stockholder                                    9
IX.     Plan of Distribution                                   11
X.      Distribution of Capital Stock                          12
XI.     Legal Matters                                          13
XII.    Experts                                                13
XIII.   Other Events                                           13

                                   THE COMPANY

     We develop workstations used by professionals to edit and process audio and video information. Our products are computer based, and usually include both plug-in hardware and applications software installed on a personal computer. Our customers use various kinds of peripheral devices -- for example, disk drives, streaming tape drives, and audio and video tape recorders -- along with our products. Although we do not manufacture or sell the personal computer of peripheral devices used with our products, we typically talk about the complete configuration of personal computer, Sonic hardware, Sonic software, and peripherals as a Sonic workstation.

     We currently market two workstation product lines: SonicStudio(TM) and DVD Creator(TM). SonicStudio is a line of professional audio workstations that our customers use to prepare audio for release on digital audio compact discs, for release with video and film entertainment, and for broadcast on radio. DVD Creator is a line of DVD-Video/Audio production workstations which supports the preparation and assembly of video and audio assets for release on the new DVD-Video disc format and the upcoming DVD-Audio disc format.

     During the quarter ended September 30, 1999 we began shipments of two new products: DVDit!(TM) authoring application which provides simplified DVD authoring capabilities to consumer, "prosumer," and some professional users, and DVD Fusion, which is a part of our DVD Creator product line provides video producers and editors a comprehensive set of tools for encoding, authoring and proofing DVD-Video titles derived from projects created on non-linear video editing systems such as those provided by Avid Technology and Media 100.

     Because DVDit! is aimed at a broader market than our traditional professional products we are building a distribution capability for it. There are three elements to this effort:

          1. We are adding dealers and distributors for DVDit!, some of which already carry some of our professional products, but many of which do not. In the near term we are targeting dealers and distributors specializing in digital video applications. In the longer term we plan to target dealers and distributors who participate in the broader personal computer marketplace.

          2. We are entering into "bundling" arrangements with various other companies in which copies of DVDit! are included or "bundled" with shipments of those companies' products. These companies (we refer to them as "OEM Partners") are motivated to include our software as a value added offering for their customers. We are motivated to enter into bundling arrangements because it generates revenue for us as well as creates a large installed base of customers to whom we can sell upgraded or enhanced versions of our products. To facilitate such bundling arrangements we have designed different limited-feature versions of DVDit!. Currently we are shipping two such versions - DVDit!-LE ("Limited Edition") and DVDit!-SE ("Standard Edition") - and have announced the future availability of another version - DVDit!-PE ("Professional Edition").

          3. We have initiated a web-based retail store for our DVDit! products. Our web store is intended both to meet retail demand for our DVDit! products as well as to service upgrade orders for our products, in particular, the upgrade orders which derive from our bundle shipments by our OEM partners.

     Building distribution for DVDit! will be a time-consuming and expensive process. Since this is a new kind of product for us, there is significant risk that our efforts, or at least some of them will not be successful.

     Our products generally include application software and specialized hardware installed on a personal computer. Our products are designed to improve the productivity and effectiveness of media professionals, enabling them to process and manipulate more material in a given amount of time and to achieve results which would have been impossible using traditional linear analog or digital technology.

                                  RISK FACTORS

     Purchasing our stock involves a high degree of risk. In this section of the prospectus we discuss specific risks associated with an investment in our company.

     You should read this section of the prospectus especially closely. You should consider carefully whether an investment in our company is an appropriate investment for you. We do not intend to issue any dividends in the foreseeable future, so the only purpose of investment in our shares is to enjoy a potential increase in the shares' value. If you cannot afford to lose the value of your investment, in either the short or long term, purchasing our shares is not appropriate for you.

     We have had losses in four of the five past years and we may not be
     -------------------------------------------------------------------
profitable in the future. We were unprofitable during four of the last five
------------------------
fiscal years. For example, in fiscal year 1998, we had a net loss of $5,876,000 and in fiscal year 1999, we had a net loss of $1,859,000. We were unprofitable during each quarter of the 1997 and 1998 fiscal years, and during the first three quarters of the 1999 fiscal year.

We were unprofitable in the first, second and third quarters of fiscal year 2000 and we may be unprofitable in the remaining quarters of the 2000 fiscal year. For example, in the third quarter of fiscal year 2000 (ended December 31, 1999), our net loss was $1,942,000. We may not be profitable at any time in the future. Our lack of profitability could cause our share price to decline. The other risks identified below could also cause the value of our shares to decline. We cannot, however, estimate the likelihood that our shares will decline in value or the amount by which they may decline.

     Repayment of $1,000,000 debt to Hambrecht & Quist will seriously deplete
     ------------------------------------------------------------------------
our cash balances. As of September 30, 1999, we had $1,682,000 in cash and cash
-----------------
equivalents and as of December 31, 1999, we had $2,018,000 in cash and cash equivalents. As of November 15, 1999 and December 31, 1999, we had an outstanding balance due on a bank credit line in the amount of $921,720 as well as debt in the amount of $1,000,000 due Hambrecht and Quist in monthly installments beginning in November of 1999. We owe this amount to Hambrecht & Quist under a financing facility that was originally put in place in December, 1996. This facility was used to finance our operations and to lease equipment. Repayment of these debts will seriously deplete our cash balances, and might therefore cause us to cease or significantly curtail our operations.

     During the last three years we had negative operating cash flows and expect
     ---------------------------------------------------------------------------
this to continue. We will need additional financing in order to continue to
---------------------------------------------------------------------------
operate. During the last three fiscal years we had a negative operating
-------
cash flow prior to financing activities of $34,000, $1,412,000 and $124,000 for the fiscal years ended March 31, 1997, 1998 and 1999 respectively. This means that without access to outside capital we would have had to cease or significantly curtail operations. We believe that we may continue to run a negative operating cash flow for the foreseeable future, and will continue to need to obtain additional financing to continue to operate. If we are unable to obtain such financing, then we will have to cease or significantly curtail operations.

     Our stock purchase agreement with Kingsbridge Capital Limited may be
     --------------------------------------------------------------------
unavailable or insufficient to meet our future cash needs. In May 1999, we
---------------------------------------------------------
entered into an agreement with Kingsbridge Capital Limited which allows us to sell up to a total of 1,800,000 shares of stock to Kingsbridge from time to time. As of the date of this prospectus, we had the right to sell up to 483,333 shares to Kingsbridge, which is 1,800,000 less 1,316,667 shares that we have already sold under the new agreement. Our ability to sell stock to Kingsbridge, however, is subject to a number of terms and conditions, including, for example, continued listing of our stock on NASDAQ, continued effectiveness of a registration statement, continued accuracy of representations and warranties made to Kingsbridge and lack of material adverse changes to our business. The risk to us is that, because of these and other conditions, at the time we need cash in the future, the stock sale arrangement with Kingsbridge may be unavailable or insufficient to meet our cash needs. If the stock purchase agreement with Kingsbridge is unavailable or insufficient to meet our needs when we need cash, we may have to cease or significantly curtail operations.


     If new digital formats that we utilize are unsuccessful, it is unlikely
     -----------------------------------------------------------------------
that we will generate sufficient revenues to recover our development cost. Our
-------------------------------------------------------------------------
business involves new digital audio and video formats, such as DVD-Video and DVD-Audio. If these formats prove to be unsuccessful, we would have to prepare for a new format, which would require us to incur substantial development costs to develop professional tools that will be marketable only if the new format is successful. If the new format is not successful, it is likely that we will not generate sufficient revenues to recover our development costs.

     We may have to incur significant product redesign costs if chip
     ---------------------------------------------------------------
manufacturers discontinue or redesign their products. Our products are based on
----------------------------------------------------
integrated circuits or "chips" produced by other companies. If these chip manufacturers discontinue or redesign the chips we use for our products, then we will likely incur significant costs to redesign our own products to handle these changes. We cannot estimate the amount of these costs or the likelihood that we will have to redesign our products.

     Our reliance on outsourcing and single suppliers for our manufacturing and
     --------------------------------------------------------------------------
components makes us vulnerable to supplier operational problems. Our outsourcing
---------------------------------------------------------------
program commits responsibility for almost all of our manufacturing activities to a single supplier. In addition, we often use components that are only available from a single source. Reliance on a single supplier for manufacturing or for certain manufacturing components makes us vulnerable to operating or financial problems encountered by those suppliers.

     If we fail to protect our products' intellectual property rights, such as
     -------------------------------------------------------------------------
trade secrets, we may not be able to market our products. To the extent that we
--------------------------------------------------------
use patents to protect our proprietary rights, we may not be able to obtain needed patents or, if granted, the patents may be held invalid or otherwise indefensible. In addition, we make extensive use of trade secrets that we may not be able to protect. We may not be able to market our products if we cannot protect our intellectual property rights.


     Other companies' intellectual property rights may prevent our current or
     ------------------------------------------------------------------------
future product development and sales. We have never conducted a comprehensive
------------------------------------
patent search relating to the technology we use in our products. There may be issued or pending patents owned by third parties that relate to our products. If so, we could incur substantial costs defending against patent infringement claims or we could even be blocked from selling our products.

     Other companies may succeed in obtaining valid patents covering one or more of the key techniques we utilize in our products. If so, we may be forced to obtain required licenses or implement alternative non-infringing approaches.

     Our products are designed to adhere to industry standards, such as DVD-ROM, DVD-Video, DVD-Audio and MPEG video. A number of companies and organizations hold various patents that claim to cover various aspects of DVD and MPEG technology. We have concluded license agreements with certain companies relative to some of these technologies. For instance, we have entered into license agreements with Dolby Licensing Corporation covering Dolby Digital Audio Meridian Lossless Packing.

     Regarding claims for patent infringement, some of the purchase and license agreements we have with our customers allocate responsibility to our customers for satisfying any such claims, while some of our customer purchase and license agreements allocate such responsibility to us. Regardless of the provisions of our customer purchase and license agreements, third parties could pursue us claiming that our products infringe various patents. Patent infringement litigation could be time consuming and costly. If the litigation resulted in an unfavorable outcome for us, we could be subject to substantial damage claims and a requirement that we obtain a royalty or license agreement to continue using the technology in issue. Such royalty or license agreements might not be available to us on acceptable terms, or at all, resulting in serious harm or to our business. In this regard a group of companies have formed an organization called MPEG-LA to enforce the rights of certain holders of certain patents covering aspects of MPEG-2 video technology. We have been asked by MPEG-LA to enter into a license agreement with them. We have not entered into such an agreement with MPEG-LA, though we are continuing to evaluate the situation.

     Because a majority of our products operate only on Macintosh computers,
     -----------------------------------------------------------------------
the potential success of our products is tied to the success of this platform.
-------------------------------------------------------------------------
All of our current products except DVDit! and many of our future products operate on Macintosh computers manufactured by Apple Computer. If Macintosh computers become in short supply, sales of our products will likely decline. If there is a decrease in the use of the Macintosh as a preferred computing platform in the professional and corporate audio and video markets, there will likely be a decrease in demand for our products. If there are changes in the operating system or architecture of the Macintosh, it is likely that we will incur significant costs to adapt our products to the changes.

     Some of our competitors possess greater technological and financial
     -------------------------------------------------------------------
resources than we do. There is a substantial risk that competing companies will
--------------------
produce better or more cost-effective products, or will be better equipped than we are to promote them in the marketplace.

     We have little ability to reduce expenses to compensate for reduced sales.
     -------------------------------------------------------------------------
We tend to close the greatest number of sales in the last month or last weeks of a quarter and we generally do not know until quite late in a quarter whether our sales expectations for the quarter will be met. Because most of our quarterly operating expenses and our inventory purchasing is committed prior to quarter end, we have little ability to reduce expenses to compensate for reduced sales.

     Approximately 10% of our revenue derives from sales to a single company.
     -----------------------------------------------------------------------
During the last two fiscal years, 1998 and 1999, and the first three quarters of fiscal year 2000, between 10% and 11%, of our revenue was derived from sales of audio processing subsystems to Discreet Logic. A decrease in Discreet Logic's business or its demand for our product would cause a significant decrease in our revenue.

     A significant portion of our revenue derives from sales made to foreign
     -----------------------------------------------------------------------
customers located primarily in Europe and Japan. Revenue derived from these
-----------------------------------------------
customers accounted for approximately 47% of our revenues in fiscal year 1999. These foreign customers expose us to the following risks:

     . currency movements in which the U.S. dollar becomes significantly stronger with respect to foreign currencies, thereby reducing relative demand for our products outside the United States;

     .    import and export restrictions and duties;

     . foreign regulatory restrictions, for example, safety or radio emissions regulations; and

     .    liquidity problems in various foreign markets.




     The conversion of outstanding Preferred Stock and additional sales of stock
     ---------------------------------------------------------------------------
to Kingsbridge will dilute the relative ownership of existing common
--------------------------------------------------------------------
stockholders and could result in lower market price for our stock. The
-----------------------------------------------------------------
conversion of the Series C Preferred Stock owned by Hambrecht & Quist and additional sales of stock to Kingsbridge will have a dilutive impact on our security holders. On February 15, 2000, we had 11,259,720 shares of common stock outstanding. For example, we may issue up to an additional 539,712 shares of common stock to Hambrecht & Quist and up to an additional 483,333 shares of common stock to Kingsbridge, representing in total about 9% of our outstanding common stock. As a result, our net income or loss per share could be significantly affected in future periods causing a reduction in the market price of our common stock.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly, and current reports, proxy statements, and other documents with the Commission. You may read and copy any document we file at the Commission's public reference room at Judiciary Plaza Building, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. The Commission also maintains an internet site at http://www.sec.gov where information regarding issuers, including Sonic Solutions, may be found. Such reports, proxy statements and other information can also be inspected at the Commission's regional offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison, Chicago, Illinois 60661, and at the offices of the Nasdaq Stock Market at 9513 Key West Avenue, Rockville, Maryland 20850-3389.

     This prospectus is part of a registration statement that we filed with the Commission, Registration No. 333-91655. The registration statement contains more information than this prospectus regarding Sonic Solutions and its common stock, including additional exhibits and schedules. You can get a copy of the registration statement from the Commission at the address listed above or from its internet site.

                      DOCUMENTS INCORPORATED BY REFERENCE

     The following documents filed pursuant to the 1934 Act, as amended, are incorporated into this prospectus by reference:

     (1)  our Annual Report on Form 10-K for the fiscal year ended
          March 31, 1999;

     (2) our Quarterly Report on Form 10-Q for the fiscal quarters ended June 30, 1999, September 30, 1999 and December 31, 1999; and

     (3) the description of our Common Stock contained in the registration statement filed under the 1934 Act registering such Common Stock under
          Section 12 of the 1934 Act.

     All documents we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this prospectus and prior to the termination of the offering of the securities offered in this prospectus shall be deemed to be incorporated by reference in this prospectus.

     We will undertake to provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus has been delivered, upon the written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated in this prospectus by reference, other than exhibits to such documents which are not specifically incorporated by reference into the information that this prospectus incorporates. Requests for such copies should be directed to: 101 Rowland Way, Suite 110, Novato, California 94945, Attention: Investor Relations, telephone:
(415) 893-8000.

                             PROSPECTUS SUPPLEMENTS

     Hambrecht & Quist may acquire from us shares of common stock covered by this prospectus by way of conversion of the Series C Preferred Stock which Hambrecht & Quist acquired pursuant to the March 31, 1998 and October 15, 1999 subscription agreements and upon exercise of a warrant issued to Hambrecht & Quist on October 15, 1999. Hambrecht & Quist may elect to convert these shares and exercise the warrant at different times. The amount of common shares to be issued to Hambrecht & Quist upon conversion of Series C Preferred Stock will be determined by the conversion rate applicable at the time of each conversion.
The current conversion rate for conversion of Shares of Series C Preferred Stock is 1.625 shares of common stock for each share of Series C Preferred Stock converted. We may, from time to time, supplement this prospectus to reflect the amount of shares of common stock to be resold by Hambrecht & Quist.


                           FORWARD LOOKING STATEMENTS

     Forward looking statements made in this prospectus or in the documents incorporated by reference herein that are not statements of historical fact are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.

     A number of risks and uncertainties, including those discussed under the caption "Risk Factors" above and the documents incorporated by reference herein could affect such forward-looking statements and could cause actual results to differ materially from the statements made.


     No dealer, salesman or any other person has been authorized to give any information or to make any representations or projections of future performance other than those contained in this prospectus. Any such other information, projections or representations must not be relied upon as having been authorized. The delivery of this prospectus or any sale under this prospectus at any time does not imply that the information in this prospectus is correct as of any time after the date of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction where, and to any person to whom, it is unlawful to make such offer or solicitation.

                                 USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of the shares by Hambrecht & Quist.

                              SELLING STOCKHOLDER*

     The following table sets forth information regarding beneficial ownership of our common stock by Hambrecht & Quist as of November 1, 1999 and information regarding common stock to be sold by Hambrecht & Quist. Hambrect & Quist informed us at the time it purchased the Series C Preferred Stock that is convertible into the common stock covered by this prospectus that it was purchasing the stock in the ordinary course of business and that at that time, it did not have any agreements or understandings, directly or indirectly, with any person or entity to distribute the shares. Because Hambrecht & Quist may sell some or all of the shares of common stock offered in this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares of common stock offered by this prospectus, we cannot provide an estimate of the actual amount of shares of common stock that Hambrecht & Quist will hold after completion of a distribution. See "Plan of Distribution".

                                                Common Stock                                    Common Stock
                                             Beneficially Owned                              Beneficially Owned
                                            Prior To Offering(1)          Common               After Offering
                                          ------------------------         Stock         -------------------------
                                            Number      Percent(2)      To Be Sold         Number       Percent(2)
                                          ----------  ------------      ----------       ----------   ------------
Hambrecht & Quist Guaranty                 581,140            5.2%        539,712          41,428             0.4%

  Finance, LLC
  One Bush Street
  San Francisco, CA 94104

TOTALS                                     581,140            5.2%        539,712          41,428             0.4%

----------

(1)  Hambrecht & Quist currently is deemed to beneficially own

     (a) the 420,818 shares of common stock issuable upon conversion of the Series C Preferred Stock acquired by Hambrecht & Quist, at the current conversion rate of 1.625-to-1;

     (b) 160,100 shares of common stock issuable upon exercise of warrants held by Hambrecht & Quist (see "Description of Capital Stock"); and

     (c) 222 shares of common stock.

(2) Applicable percentage of ownership is based on 11,259,720 shares of Common Stock outstanding as of February 15, 2000.


     Hambrecht & Quist loaned $3,000,000 to Sonic Solutions under a business loan agreement, entered into by the two parties on December 24, 1996. Sonic Solutions borrowed this money for working capital purposes. Sonic Solutions also issued warrants to Hambrecht & Quist to purchase 40,100 shares of common stock in consideration for the loan. On March 31, 1998, Hambrecht & Quist cancelled $1,500,000 the loan in exchange for 461,538 shares of Series C Preferred stock of Sonic Solutions. Hambrecht & Quist also agreed to extend the repayment terms of the $1,500,000 balance to October 1999 and Sonic Solutions agreed to extend the expiration date of the warrant to December 24, 2003. On October 15, 1999, Hambrecht & Quist cancelled an additional $500,000 of the indebtedness in exchange for 153,846 shares of Series C Preferred stock of Sonic Solutions and further agreed to extend the repayment terms of the $1,000,000 loan balance. Sonic Solutions issued a warrant to Hambrecht & Quist to purchase 120,000 shares of common stock as additional consideration for the extension.

     The shares of common stock offered in this prospectus by Hambrecht & Quist may be acquired, by way of conversion of the Series C Preferred Stock which Hambrecht & Quist acquired pursuant to the 1998 and 1999 subscription agreements between Sonic Solutions and Hambrecht & Quist. Under the subscription agreements, Hambrecht & Quist represented to us that it was acquiring the shares of Series C Preferred Stock from Sonic Solutions without any present intention of effecting a distribution of those shares. However, in accordance with the subscription agreements, we agreed to register the underlying shares of common stock issuable upon conversion of the Series C Preferred Stock held by Hambrecht & Quist, for resale by Hambrecht & Quist to permit such resales from time to time in the market or in privately-negotiated transactions. On April 22, 1998, Sonic Solutions registered 461,538 of the underlying shares of common stock issuable upon conversion of the Series C Preferred Stock at a one-to-one conversion rate.

     This prospectus covers

     (1) shares of common stock issuable upon conversion of the Series C Preferred Stock that Hambrecht & Quist acquired pursuant to the March 31, 1998 subscription agreement that are not covered by the April 22, 1998 prospectus (the incremental shares of common stock are due to a change in the conversion rate from 1-to-1 to 1.625-to-1);

     (2) shares issuable upon conversion of the Series C Preferred Stock that Hambrecht & Quist acquired pursuant to the October 15, 1999 subscription agreement, convertible at a rate of 1.625-to-1; and

     (3) shares issuable upon exercise of the warrant held by Hambrecht & Quist to purchase 120,000 shares of common stock.

     We will prepare and file such amendments and supplements to the registration statement as may be necessary from time to time in accordance with the rules and regulations of the Securities Act to keep it effective for a period of approximately two years.


     We have filed with the Commission a Registration Statement under the Securities Act with respect to the securities offered by this prospectus. As permitted by the rules and regulations of the Commission, this prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to our company and the securities offered by this prospectus, please refer to the Registration Statement and the exhibits thereto, which may be examined without charge at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of which may be obtained from the Commission upon payment of the prescribed fees.

---------------------
* This page may be modified from time to time to reflect the number of shares of common stock acquired by Hambrecht & Quist by way of conversion of the Series C Preferred Stock.

                              PLAN OF DISTRIBUTION

     All or a portion of the shares of common stock offered by this prospectus by Hambrecht & Quist may be delivered and/or sold in transactions from time to time on the over-the- counter market, on the Nasdaq National Market, in negotiated transactions, or a combination of such methods of sale. These sales shall be made at market prices prevailing at the time, at prices related to such prevailing prices or at negotiated prices. Hambrecht & Quist may effect such transactions by selling to or through one or more broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from Hambrecht & Quist. Hambrecht & Quist and any broker-dealers that participate in the distribution may under certain circumstances be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by such broker-dealers and any profits realized on the resale of shares of common stock offered by this prospectus by them may be deemed to be underwriting discounts and commissions under the Securities Act. Hambrecht & Quist may agree to indemnify such broker-dealers against certain liabilities, including liabilities under the Securities Act. In addition, Sonic Solutions has agreed to indemnify Hambrecht & Quist with respect to the shares of common stock offered by this prospectus against certain liabilities, including liabilities under the Securities Act, or, if such indemnity is unavailable, to contribute toward amounts required to be paid in respect of such liabilities.

     Any broker-dealer participating in such transactions as agent may receive commissions from Hambrecht & Quist (and, if they act as agent for the purchaser of shares, from such purchaser). Broker-dealers may agree with Hambrecht & Quist to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for Hambrecht & Quist, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to Hambrecht & Quist. Broker-dealers who acquire shares as principal may resell such shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such shares commissions computed as described above. To the extent required under the Securities Act, a supplemental prospectus will be filed, disclosing (a) the name of any such broker-dealers; (b) the number of shares of common stock involved; (c) the price at which such shares of common stock are to be sold; (d) the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable; (e) that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented; and (f) other facts material to the transaction.

     Under applicable rules and regulations under the 1934 Act, any person engaged in the distribution of the resale of shares may not simultaneously engage in market making activities with respect to the common stock of Sonic Solutions for a period of two business days prior to the commencement of such distribution. In addition and without limiting the foregoing, Hambrecht & Quist will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of shares of Sonic Solutions' common stock by Hambrecht & Quist.


     Hambrecht & Quist will pay all commissions and transfer taxes associated with the sale of securities by them. The shares of common stock offered by this prospectus are being registered pursuant to our contractual obligations and we have paid the expenses of the preparation of this prospectus.

                          DESCRIPTION OF CAPITAL STOCK

     As of the date of this prospectus, our authorized capital stock consists of 30,000,000 shares of common stock, no par value, and 10,000,000 shares of preferred stock, no par value.

Common Stock

     As of February 15, 2000, there were 11,259,720 shares of common stock outstanding held of record by approximately 175 registered stockholders.
We believe however, that many beneficial holders of its common stock have registered their shares in nominee or street name, and that there are substantially more than 175 beneficial owners. The holders of shares of common stock are entitled to one vote per share on all matters to be voted on by stockholders, except that holders may cumulate their votes in the election of directors. Subject to preferences that may be applicable to any outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors in its discretion from funds legally available therefor. In the event of a liquidation, dissolution, or winding up of our company, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding preferred stock. Holders of common stock have no preemptive rights and have no rights to convert their common stock into any other securities. The outstanding shares of common stock are fully paid and nonassessable.

Preferred Stock

     The board of directors has the authority to issue up to 10,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designation of such series, without any further vote or action by the shareholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of Sonic Solutions or making removal of management more difficult without further action by the shareholders and could adversely affect the rights and powers, including voting rights, of the holders of common stock. This could have the effect of decreasing the market price of the common stock. As of October 15, 1999, 461,538 shares of preferred stock were designated as Series C Preferred Stock, 425,384 of which were issued and outstanding, all of which are convertible into shares of common stock. We have no present plans to issue any additional shares of Preferred Stock.

Warrants

     In connection with our receipt of a financing facility in December 1996, we issued warrants to purchase 130,100 shares of common stock at an exercise price of $7.00 per share and warrants to purchase 130,100 shares of common stock at an exercise price of $10.00 per share. The warrants may be exercised at any time on or before December 24, 2003. In December 1997, all of the $7 warrants were exercised. In March 1998, in connection with renegotiation of the terms of the financing facility, the exercise price of 90,000 of the $10 warrants was reduced to $3.25. On October 15, 1999, in connection with a renegotiation of financing terms with Hambrecht & Quist, we issued warrants to purchase 120,000 shares of common stock at an exercise price of $2.50. As of the date of this prospectus, there remain outstanding warrants to purchase a total of 160,100 shares of our common stock.

                                 LEGAL MATTERS

     The legality of the issuance of the securities being offered hereby is being passed upon for Sonic Solutions by Heller Ehrman White & McAuliffe, Menlo Park, California.

                                    EXPERTS

     The financial statements and schedule of Sonic Solutions as of March 31, 1999 and March 31, 1998 and for each of the years in the three-year period ended March 31, 1999, are incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.


                                 OTHER EVENTS


     In October, 1999, we renegotiated our financing arrangement with Hambercht & Quist Guaranty Finance. The agreement we reached involved the restructuring of $1,500,000 debt into 250,000 shares of Series C Convertible Preferred Stock and $1,000,000 of debt. The interest rate on the restructured debt is 7.25% and the debt and interest is payable in monthly installments beginning on November 1, 1999 and continuing through April 30, 2001. In connection with this agreement, we issued warrants to purchase 120,000 shares of common stock at an exercise price of $2.50. These warrants expire on April 30, 2006. We also changed the conversion rate of our Series C Convertible Preferred Stock so that each share of Series C Convertible Preferred Stock is convertible into 1.625 shares of Common Stock. The incremental conversion feature and the warrants will be recorded at their fair value which will result in a charge of approximately $400,000 to earnings.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14. Other Expenses Of Issuance And Distribution.
         -------------------------------------------

     The following table sets forth various expenses in connection with the sale and distribution of the securities being registered. All of the amounts shown are estimates except for the Securities and Exchange Commission Registration Fee.

       Securities and Exchange Commission Registration Fee         $      445.43
       Accounting Fees                                             $    2,500.00
       Legal Fees and Disbursements                                $   10,000.00
       Miscellaneous                                               $    2,500.00

       TOTAL                                                       $   15,445.43


ITEM 15. Indemnification Of Officers And Directors.
         -----------------------------------------

         Section 317 of the California Corporations Code permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law. Article III of the Registrant's Amended and Restated Articles of Incorporation provides for the indemnification of officers, directors and third parties acting on behalf of the Registrant to the fullest extent permissible under California law. The Registrant has entered into indemnification agreements with its directors and executive officers to the maximum extent permitted under California law.



ITEM 16. Exhibits.
         --------

        EXHIBIT                           DESCRIPTION
       ---------    ------------------------------------------------------------
          4.1*      Private Securities Subscription Agreement between Registrant and Hambrecht & Quist Guaranty Finance, LLC dated as of
                    March 31, 1998

          4.2** Private Securities Subscription Agreement between Registrant and Hambrecht & Quist Guaranty Finance, LLC dated as of October 15, 1999

          4.3** Common Stock Warrant Purchase Agreement between Registrant and Hambrecht & Quist Guaranty Finance, LLC dated as of October 15, 1999

          4.4** Warrant to Purchase 120,000 Shares of Common Stock between Registrant and Hambrecht & Quist Guaranty Finance, LLC dated as of October 15, 1999

          5**       Opinion of Heller Ehrman White & McAuliffe

          10** Promissory Note between Registrant and Hambrecht & Quist Guaranty Finance, LLC dated as of October 15, 1999

          23.1      Consent of Heller Ehrman White & McAuliffe (included in
                    Exhibit 5)

          23.2      Consent of KPMG LLP

          24**      Power of Attorney


* Incorporated by reference to Exhibit 4 of Form S-3 filed with the Commission on April 22, 1998.

**Incorporated by reference to Exhibits of Form S-3 filed with the Commission on November 24, 1999.


ITEM 17.  Undertakings.
          ------------

      A.  The undersigned Company hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

              (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     Provided, however, that paragraphs (i) and (ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B. That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such Director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Novato, State of California, on the 16th day of March, 2000.

                                          Sonic Solutions



                                          By   /s/ Robert J. Doris
                                               -------------------------
                                               ROBERT J. DORIS,
                                               PRESIDENT

     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

       Signature                     Capacity                   Date
       ---------                     --------                   -----
/s/ Robert J. Doris           President and Director        March 16, 2000
------------------------
ROBERT J. DORIS

Mary C. Sauer*                Senior Vice President of
------------------------      Business Development and
MARY C. SAUER                 Director

Robert M. Greber*             Director
------------------------
ROBERT M. GREBER

Peter J. Marguglio*           Director
------------------------
PETER J. MARGUGLIO

A. Clay Leighton*             Senior Vice President of
------------------------      Worldwide Operations and
A. CLAY LEIGHTON              Finance and Chief
                              Financial Officer
                              (Principal Financial
                              Accounting Officer)

/s/ Robert J. Doris
------------------------
*ROBERT J. DORIS
(Attorney-in-fact)

                                 SONIC SOLUTIONS

                                  EXHIBIT INDEX

                                                                                                SEQUENTIALLY
                                                                                                  NUMBERED
     EXHIBIT                                  DESCRIPTION                                           PAGE
   -----------        -----------------------------------------------------------------       ---------------
      4.1*            Private Securities Subscription Agreement between Registrant and Hambrecht & Quist Guaranty Finance, LLC dated as of
                      March 31, 1998

      4.2**           Private Securities Subscription Agreement between Registrant and Hambrecht & Quist Guaranty Finance, LLC dated as of October
                      15, 1999

      4.3**           Common Stock Warrant Purchase Agreement between Registrant and
                      Hambrecht & Quist Guaranty Finance, LLC dated as of October 15,
                      1999

      4.4**           Warrant to Purchase 120,000 Shares of Common Stock between
                      Registrant and Hambrecht & Quist Guaranty Finance, LLC dated as of October 15, 1999

      5**             Opinion of Heller Ehrman White & McAuliffe

     10**             Promissory Note between Registrant and Hambrecht & Quist
                      Guaranty Finance, LLC dated as of October 15, 1999

     23.1             Consent of Heller Ehrman White & McAuliffe (included in Exhibit 5)

     23.2             Consent of KPMG LLP

     24**             Power of Attorney

* Incorporated by reference to Exhibit 4 of Form S-3 filed with the Commission on April 22, 1998.

** Incorporated by reference to Exhibits of Form S-3 filed with the Commission on November 24, 1999.